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Exhibit 11
                               Xerox Corporation

                   Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                                           Three months ended
                                                                 March 31,
                                                               1995     1994

I. Primary Net Income Per
     Common Share

   Net income                                             $    147 $    129
   Accrued dividends on ESOP preferred
     stock, net                                                (11)      (9)
   Accrued dividends on redeemable
     preferred stock                                            (1)      (6)
     Adjusted net income                                  $    135 $    114

   Average common shares outstanding
     during the period                                     106,359  104,769
   Common shares issuable with respect
     to common stock equivalents for
     stock options, incentive and
     exchangeable shares                                     2,832    3,144
   Adjusted average shares outstanding
     for the period                                        109,191  107,913
   Primary earnings per share                             $   1.23 $   1.05


II.Fully Diluted Net Income Per
    Common Share

   Net income                                             $    147 $    129
   Accrued dividends on redeemable
     preferred stock                                            (1)      (6)
   ESOP expense adjustment, net of tax                          (2)      (2)
   Interest on convertible debt, net
     of tax                                                      1        1
     Adjusted net income                                  $    145 $    122

   Average common shares outstanding
     during the period                                     106,359  104,769
   Stock options, incentive and
     exchangeable shares                                     3,045    3,146
   Convertible debt                                            881      881
   ESOP preferred stock                                      9,649    9,830
   Adjusted average shares outstanding
     for the period                                        119,934  118,626
   Fully diluted earnings per share                       $   1.20 $   1.03



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